AMERICAN RENAL ASSOCIATES HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2017 RESULTS
BEVERLY, MA (May 9, 2017) - American Renal Associates Holdings, Inc. (NYSE: ARA) (“ARA” or the “Company”), a leading provider of outpatient dialysis services, today announced financial and operating results for the first quarter ended March 31, 2017.
Certain metrics, including those expressed on an adjusted basis, are Non-GAAP financial measures (See “Use of Non-GAAP Financial Measures” and the reconciliation tables further below).
First Quarter 2017 Highlights (all percentage changes compare Q1 2017 to Q1 2016 unless noted):

•	Net patient service operating revenues increased 3% to $177.0 million;

•	Net (loss) income attributable to American Renal Associates Holdings, Inc. was $(1.3) million or $(0.40) per share as compared to $3.8 million or $0.16 per share in Q1 2016;

•	Adjusted EBITDA less noncontrolling interests (“Adjusted EBITDA-NCI”) was $21.4 million as compared to $27.2 million in Q1 2016;

•	Adjusted net income attributable to American Renal Associates Holdings, Inc. was $1.9 million or $0.06 per share for the first quarter of 2017;

•	Total dialysis treatments increased 10.1%, of which 9.2% was non-acquired growth;

•	As of March 31, 2017, the Company operated 217 outpatient dialysis centers serving approximately 14,700 patients.

Joseph (Joe) Carlucci, Chairman and Chief Executive Officer, said, “We made considerable progress with our operational initiatives during the first quarter of 2017, and this progress is a testament to the collective effort within our organization and the strength of our operating model. I believe the actions we’ve taken should put our Company in a stronger position during the remainder of 2017 to manage against the headwinds associated with the previously-disclosed ACA impact. First quarter 2017 financial results were largely consistent with our internal plan. As discussed below, we are establishing financial guidance for 2017, and our 2017 Outlook assumes that our quarterly results should improve sequentially as our operational initiatives take further hold.”
“ARA’s dedicated staff remains focused on our Company’s first priority - delivering the highest quality patient care. To that end, I am proud of ARA’s performance in the most recent In-Center Hemodialysis Consumer Assessment of Health Care Providers and Systems (ICH-CAHPS) survey data, which shows that ARA patients have significantly higher satisfaction rates with their dialysis facility (15% higher), with the staff of their dialysis facility (11% higher), and with the nephrologist at their dialysis facility (11% higher) as compared to industry averages. The most recent ICH-CAHPS survey was administered by a third party for the period October 2016 through January 2017.”
“Our differentiated partnership model allows us to deliver high quality dialysis care in an integrated and coordinated manner with our physician partners. During the first quarter of 2017, we opened three new de novo clinics and ended the period with a pipeline of 32 signed clinics at March 31, 2017. Our pipeline continues to be strong and reflects the growing acceptance of our operating philosophy within the nephrology community,” continued Carlucci.

Financial and operating highlights include:
Revenue: Net patient service operating revenues for the first quarter of 2017 were $177.0 million, an increase of 2.8% as compared to $172.1 million for the prior-year period due to treatment growth and offset by adverse changes in payor mix, primarily related to a decrease in patients covered by Affordable Care Act-compliant individual marketplace plans (both on-exchange and off-exchange) ("ACA Plans").
Treatment Volume: Total dialysis treatments for the first quarter of 2017 were 531,220 representing an increase of 10.1% over the first quarter of 2016. Non-acquired treatment growth was 9.2% and acquired treatment growth was 0.9% for the first quarter of 2017.

Center Activity: As of March 31, 2017, the Company provided services at 217 outpatient dialysis centers serving 14,735 patients. During the first quarter of 2017, we opened three de novo centers. As of March 31, 2017, we had 32 signed de novo clinics scheduled to open in the future.

Net income, Net income attributable to noncontrolling interests, Net (loss) income attributable to American Renal Associates Holdings, Inc., Adjusted EBITDA and Adjusted EBITDA less noncontrolling interests:

	(Unaudited)
	Three Months Ended March 31,		Increase (Decrease)
(in thousands, except per share amounts)	2017	2016	Amount	Percentage Change*
Net income	$12,902	$22,557	$(9,655)	(42.8)%
Net income attributable to noncontrolling interests	(14,153)	(18,801)	4,648	(24.7)%
Net (loss) income attributable to American Renal Associates Holdings, Inc.	(1,251)	3,756	(5,007)	NM
Non-GAAP financial measures**:
Adjusted EBITDA	$35,568	$46,020	$(10,452)	(22.7)%
Adjusted EBITDA less noncontrolling interests	$21,415	$27,219	$(5,804)	(21.3)%
_________________________________________________________

*	NM – Not Meaningful

**	See reconciliation of Non-GAAP Financial Measures.

Operating Expenses: Patient care costs for the first quarter of 2017 were $120.3 million or 68.0%  (or 67.0% excluding the Modification Expense described below) of net patient service operating revenues as compared to $105.5 million or 61.3% of net patient service operating revenues in the prior-year period. General and administrative expenses were $31.2 million or 17.6%  (or 13.5% excluding the Modification Expense described below) of net patient service operating revenues as compared to $21.5 million or 12.5% of net patient service operating revenues in the prior-year period. Patient care costs and general and administrative expenses for the first quarter of 2017 include $1.7 million and  $7.4 million, respectively, of stock-based compensation related to modification of options at the time of the Company’s initial public offering (the “Modification Expense”).
Cash Flow: Cash provided by operating activities for the first quarter of 2017 was $16.5 million as compared to $36.6 million in the prior-year period. Adjusted cash provided (used) by operating activities less distributions to noncontrolling interests (see reconciliation of Non-GAAP Financial Measures) for the first quarter of 2017 was ($2.5) million as compared to $15.2 million in the prior-year period. Total capital expenditures for the first quarter of 2017 were $6.4 million as compared to $16.4 million in the prior-year period.
Balance Sheet: At March 31, 2017 the Company’s balance sheet included consolidated cash of $84.0 million and consolidated debt of $565.9 million, including the current portion of long-term debt. Excluding clinic-level debt not guaranteed by ARA and clinic-level cash not owned by ARA, Adjusted owned net debt (see reconciliation of Non-GAAP Financial Measures) was $447.4 million at March 31, 2017, as compared to $438.1 million at December 31, 2016. Adjusted owned net debt to last twelve months Adjusted EBITDA less NCI leverage ratio was 3.8x at March 31, 2017. As of March 31, 2017, net patient accounts receivable was $77.5 million and DSO for the period was 39 days as compared to 40 days for the three months ended March 31, 2016.

2017 Outlook for Adjusted EBITDA less NCI:
The Company expects 2017 Adjusted EBITDA less NCI to be in a range of $100 million and $106 million. The 2017 Outlook reflects the previously announced estimated decline of approximately $25 million related to reductions from Affordable Care Act-compliant individual marketplace plans (both on-exchange and off-exchange) (“ACA Plans”), as compared to 2016, for patients who also received charitable premium assistance. The estimated $25 million decline from 2016 Adjusted EBITDA less NCI takes ARA’s weighted average dialysis facility ownership into account.
The Company’s 2017 Adjusted EBITDA less NCI Outlook excludes severance costs, certain legal costs, and other future potential costs, which could include potential closure and consolidation costs, to the extent they occur during 2017.
We are not providing a quantitative reconciliation of our Non-GAAP outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Non-GAAP outlook are not available without unreasonable effort on a forward-looking basis due to their unpredictability, high variability, complexity and low visibility. These excluded GAAP measures include noncontrolling interests, interest expense, income taxes, and other charges. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to our outlook.
Conference Call
American Renal Associates Holdings, Inc. will hold a conference call to discuss this release on Wednesday, May 10, 2017, at 9:00 a.m. Eastern time. Investors will have the opportunity to listen to the conference call by dialing (877) 407-8029, or for international callers (201) 689-8029, or may listen over the Internet by going to the Investor Relations section at www.ir.americanrenal.com. For those who cannot listen to the live broadcast, a replay will be available and can be accessed by dialing (877) 660-6853, or for international callers (201) 612-7415. The conference ID for the live call and the replay is 13660571.
About American Renal Associates
American Renal Associates Holdings, Inc. (NYSE: ARA) is a leading provider of outpatient dialysis services in the United States. As of March 31, 2017, ARA operated 217 dialysis clinic locations in 25 states and the District of Columbia serving approximately 14,700 patients with end stage renal disease. ARA operates exclusively through a physician joint venture model, in which it partners with approximately 380 local nephrologists to develop, own and operate dialysis clinics. ARA’s Core Values emphasize taking good care of patients, providing physicians with clinical autonomy and operational support, hiring and retaining the best possible staff and providing best practices management services. For more information about American Renal Associates, visit www.americanrenal.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2016 to be filed with the SEC that may cause actual results to differ materially from those that we expected.
Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among others, the following:

•
decline in the number of patients with commercial insurance, including as a result of changes to the healthcare exchanges or changes in regulations or enforcement of regulations regarding the healthcare exchanges and challenges from commercial payors or any regulatory changes leading to changes in the ability of patients with commercial insurance coverage to receive charitable premium support;

•	decline in commercial payor reimbursement rates;

•	the ultimate resolution of the Centers for Medicare and Medicaid Services (“CMS”) Interim Final Rule published December 14, 2016 related to dialysis facilities Conditions for Coverage (CMS 3337-IFC);

•	reduction of government-based payor reimbursement rates or insufficient rate increases or adjustments that do not cover all of our operating costs;

•	our ability to successfully develop de novo clinics, acquire existing clinics and attract new physician partners;

•	our ability to compete effectively in the dialysis services industry;

•	the performance of our joint venture subsidiaries and their ability to make distributions to us;

•
changes to the Medicare ESRD program that could affect reimbursement rates and evaluation criteria, as well as changes in Medicaid or other non-Medicare government programs or payment rates, including the ESRD PPS final rule for 2017 issued  on October 28, 2016;

•	federal or state healthcare laws that could adversely affect us;

•
our ability to comply with all of the complex federal, state and local government regulations that apply to our business, including those in connection with federal and state anti-kickback laws and state laws prohibiting the corporate practice of medicine or fee-splitting;

•	heightened federal and state investigations and enforcement efforts;

•	the impact of the litigation by affiliates of UnitedHealth Group, Inc., the Department of Justice inquiry, securities litigation and related matters;

•	changes in the availability and cost of erythropoietin-stimulating agents (“ESAs”) and other pharmaceuticals used in our business;

•	development of new technologies that could decrease the need for dialysis services or decrease our in-center patient population;

•	our ability to timely and accurately bill for our services and meet payor billing requirements;

•
claims and losses relating to malpractice, professional liability and other matters; the sufficiency of our insurance coverage for those claims and rising insurances costs; and any negative publicity or reputational damage arising from such matters;

•	loss of any members of our senior management;

•	damage to our reputation or our brand and our ability to maintain brand recognition;

•	our ability to maintain relationships with our medical directors and renew our medical director agreements;

•	shortages of qualified skilled clinical personnel, or higher than normal turnover rates;

•	competition and consolidation in the dialysis services industry;

•	deteriorations in economic conditions, particularly in states where we operate a large number of clinics, or disruptions in the financial markets;

•	the participation of our physician partners in material strategic and operating decisions and our ability to favorably resolve any disputes;

•	our ability to honor obligations under the joint venture operating agreements with our physician partners were they to exercise certain put rights and other rights;

•	unauthorized disclosure of personally identifiable, protected health or other sensitive or confidential information;

•	our ability to meet our obligations and comply with restrictions under our substantial level of indebtedness; and

•	the ability of our principal stockholder, whose interests may conflict with yours, to strongly influence or effectively control our corporate decisions.
The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the SEC.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this press release, the Company has presented the following Non-GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA less noncontrolling interests (NCI), Adjusted net income (loss) attributable to American Renal Associates Holdings, Inc., Adjusted cash provided (used) by operating activities and Adjusted owned net debt, which exclude various items detailed in the attached “Reconciliation of Non-GAAP Financial Measures”.
These Non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. Please see “Reconciliation of Non-GAAP Financial Measures” for additional reasons for why these measures are provided.

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(dollars in thousands except per share amounts)

	Three Months Ended March 31,
	2017	2016
Patient service operating revenues	$178,632	$173,554
Provision for uncollectible accounts	(1,607)	(1,423)
Net patient service operating revenues	177,025	172,131
Operating expenses:
Patient care costs	120,301	105,455
General and administrative	31,244	21,499
Transaction-related costs	—	24
Depreciation and amortization	9,074	7,677
Certain legal matters	3,936	—
Total operating expenses	164,555	134,655
Operating income	12,470	37,476
Interest expense, net	(7,609)	(12,258)
Income tax receivable agreement income	4,517	—
Income before income taxes	9,378	25,218
Income tax (benefit) expense	(3,524)	2,661
Net income	12,902	22,557
Less: Net income attributable to noncontrolling interests	(14,153)	(18,801)
Net (loss) income attributable to American Renal Associates Holdings, Inc.	$(1,251)	$3,756
(Loss) earnings per share:
Basic	$(0.40)	$0.17
Diluted	(0.40)	0.16
Weighted-average number of common shares outstanding
Basic	30,907,482	22,213,967
Diluted	30,907,482	22,785,670

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands except per share data)

	March 31, 2017	December 31, 2016
Assets	(Unaudited)
Cash	$84,003	$100,916
Accounts receivable, less allowance for doubtful accounts of $9,227 and $8,726, respectively	77,495	81,127
Inventories	4,648	4,676
Prepaid expenses and other current assets	18,217	18,498
Income tax receivable	9,415	5,163
Total current assets	193,778	210,380
Property and equipment, net of accumulated depreciation of $129,540 and $121,242, respectively	167,338	170,118
Intangible assets, net of accumulated depreciation of $23,005 and $23,489, respectively	25,681	25,626
Other long-term assets	7,472	6,753
Goodwill	573,147	573,147
Total assets	$967,416	$986,024
Liabilities and Equity
Accounts payable	$24,605	$31,127
Accrued compensation and benefits	26,092	29,103
Accrued expenses and other current liabilities	45,075	45,286
Current portion of long-term debt	45,559	48,274
Total current liabilities	141,331	153,790
Long-term debt, less current portion	520,364	522,058
Income tax receivable agreement payable	16,683	21,200
Other long-term liabilities	12,826	11,670
Deferred tax liabilities	1,522	1,278
Total liabilities	692,726	709,996
Commitments and contingencies (Note 14 and Note 15)
Noncontrolling interests subject to put provisions	132,465	130,365
Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; none issued
Common stock, $0.01 par value; 300,000,000 shares authorized; 31,143,998 and 30,894,962 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	184	184
Additional paid-in capital	93,596	95,062
Receivable from noncontrolling interests	(747)	(544)
Accumulated deficit	(129,897)	(128,646)
Accumulated other comprehensive loss, net of tax	(744)	(100)
Total American Renal Associates Holdings, Inc. deficit	(37,608)	(34,044)
Noncontrolling interests not subject to put provisions	179,833	179,707
Total equity	142,225	145,663
Total liabilities and equity	$967,416	$986,024

American Renal Associates Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
Operating activities	2017	2016
Net income	$12,902	$22,557
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,074	7,677
Amortization of discounts, fees and deferred financing costs	530	797
Stock-based compensation	10,088	386
Premium paid for interest rate cap agreements	(1,186)	—
Deferred taxes	673	67
Income tax receivable agreement income	(4,517)	—
Non-cash charge related to interest rate swap	173	623
Non-cash rent charges	289	512
Loss on disposal of assets	57	—
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	3,632	1,088
Inventories	28	(1,224)
Prepaid expenses and other current assets	(3,870)	(152)
Other assets	(63)	(18)
Accounts payable	(6,522)	1,286
Accrued compensation and benefits	(3,011)	(1,008)
Accrued expenses and other liabilities	(1,755)	3,985
Cash provided by operating activities	16,522	36,576
Investing activities
Purchases of property, equipment and intangible assets	(6,406)	(16,396)
Cash used in investing activities	(6,406)	(16,396)
Financing activities
Proceeds from term loans, net of deferred financing costs	4,881	12,282
Payments on long-term debt	(9,689)	(7,462)
Dividends and dividend equivalents paid	(271)	—
Proceeds from exercise of stock options	30	—
Payments of deferred offering costs	—	(467)
Distributions to noncontrolling interests	(19,044)	(21,440)
Contributions from noncontrolling interests	1,710	1,884
Purchases of noncontrolling interests	(4,546)	—
Cash used in financing activities	(26,929)	(15,203)
(Decrease) increase in cash	(16,813)	4,977
Cash and restricted cash at beginning of period	100,916	90,988
Cash and restricted cash at end of period	$84,103	$95,965

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$127	$193
Cash paid for interest	6,832	10,581

Supplemental Disclosure of Non-Cash Financing Activities
Accrued offering expense	—	680
Liability for accrued dividend equivalent payments	1,563	—

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Business Metrics
(dollars in thousands except per treatment amounts)

	Three Months Ended
Dialysis Clinic Activity:	March 31, 2017	December 31, 2016	March 31, 2016
Number of clinics (as of end of period)	217	214	194
Number of de novo clinics opened (during period)	3	7	2
Signed clinics (as of end of period)	32	33	35
Patients and Treatment Volume:
Patients (as of end of period)	14,735	14,590	13,420
Treatments	531,220	530,346	482,666
Number of treatment days	77	79	78
Treatments per day	6,899	6,713	6,188
Sources of treatment growth (year over year % change):
Non-acquired growth	9.2%	10.3%	14.4%
Acquired growth	0.9%	1.1%	0.5%
Total treatment growth	10.1%	11.4%	14.9%
Revenue:
Patient service operating revenues	$178,632	$200,980	$173,554
Patient service operating revenues per treatment	$336	$379	$360
Net patient service operating revenues	$177,025	$199,114	$172,131
Expenses:
Patient care costs (1)
Amount	$118,582	$119,221	$105,455
As a % of net patient service operating revenues	67.0%	59.9%	61.3%
Per treatment	$223	$225	$218
General and administrative expenses (2)
Amount	$23,859	$24,235	$21,499
As a % of net patient service operating revenues	13.5%	12.2%	12.5%
Per treatment	$45	$46	$45
Provision for uncollectible accounts
Amount	$1,607	$1,866	$1,423
As a % of net patient service operating revenues	0.9%	0.9%	0.8%
Per treatment	$3	$4	$3
Accounts receivable DSO (days)	39	37	40
Adjusted EBITDA*
Adjusted EBITDA including noncontrolling interests	$35,568	$55,880	$46,020
Adjusted EBITDA - NCI	$21,415	$32,201	$27,219
Clinical (quarterly averages):
Dialysis adequacy - % of patients with Kt/V > 1.2	99%	98%	98%
Vascular access - % catheter in use > 90 days	11%	10%	11%
____________________________________

*	See reconciliation of Non-GAAP Financial Measures.

(1)
Excludes $1.7 million and $1.9 million of stock-based compensation related to modification of options at the time of the Company’s IPO during the three months ended March 31, 2017 and December 31, 2016, respectively.

(2)
Excludes $7.4 million and $13.4 million of stock-based compensation related to modification of options at the time of the Company’s IPO during the three months ended March 31, 2017 and December 31, 2016 respectively. The three months ended December 31, 2016 also exclude $1.7 million of executive severance costs and $1.5 million of stock compensation primarily related to the departure of our chief operating officer.

American Renal Associates Holdings, Inc. and Subsidiaries
Net (Loss) Income per Share Reconciliation
(Unaudited)
(dollars in thousands except per share data)

	Three Months Ended March 31,
	2017	2016
Basic
Net (loss) income attributable to American Renal Associates Holdings, Inc.	$(1,251)	$3,756
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	(11,083)	—
Net (loss) income attributable to American Renal Associates Holdings, Inc. for basic earnings per share calculation	$(12,334)	$3,756
Weighted-average common shares outstanding	30,907,482	22,213,967
(Loss) earnings per share, basic	$(0.40)	$0.17
Diluted
Net (loss) income attributable to American Renal Associates Holdings, Inc.	$(1,251)	$3,756
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests	(11,083)	—
Net (loss) income attributable to American Renal Associates Holdings, Inc. for diluted earnings per share calculation	$(12,334)	$3,756
Weighted-average common shares outstanding, basic	30,907,482	22,213,967
Weighted-average effect of dilutive securities:
Effect of assumed exercise of stock options	—	571,703
Weighted-average common shares outstanding, diluted	30,907,482	22,785,670
(Loss) earnings per share, diluted	$(0.40)	$0.16
Outstanding options excluded as impact would be anti-dilutive	1,315,091	116,937

American Renal Associates Holdings, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures:
(Unaudited)
(dollars in thousands)

We use Adjusted EBITDA and Adjusted EBITDA-NCI to track our performance. “Adjusted EBITDA” is defined as net income before income taxes, interest expense, net, depreciation and amortization, as adjusted for stock-based compensation, loss on early extinguishment of debt, transaction-related costs, certain legal matters costs, executive severance costs, income tax receivable agreement income and expense and management fees. “Adjusted EBITDA-NCI” is defined as Adjusted EBITDA less net income attributable to noncontrolling interests. We believe Adjusted EBITDA and Adjusted EBITDA-NCI provide information useful for evaluating our business and a further understanding of the Company's results of operations from management's perspective. We believe Adjusted EBITDA is helpful in highlighting trends because Adjusted EBITDA excludes the results of actions that are outside the operational control of management, but can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We believe Adjusted EBITDA-NCI is helpful in highlighting the amount of Adjusted EBITDA that is available to us after reflecting the interests of our joint venture partners. Adjusted EBITDA and Adjusted EBITDA-NCI are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, Adjusted EBITDA and Adjusted EBITDA-NCI may not be comparable to similarly titled measures of other companies. Adjusted EBITDA and Adjusted EBITDA-NCI may not be indicative of historical operating results, and we do not mean for these items to be predictive of future results of operations or cash flows. Adjusted EBITDA and Adjusted EBITDA-NCI have limitations as analytical tools, and you should not consider these items in isolation, or as substitutes for an analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA-NCI:

•	do not include stock-based compensation expense;

•	do not include transaction-related costs;

•
do not include depreciation and amortization—because construction and operation of our dialysis clinics requires significant capital expenditures, depreciation and amortization are a necessary element of our costs and ability to generate profits;

•	do not include interest expense—as we have borrowed money for general corporate purposes, interest expense is a necessary element of our costs and ability to generate profits and cash flows;

•	do not include income tax receivable agreement income;

•	do not include loss on early extinguishment of debt;

•	do not include costs related to certain legal matters;

•	beginning with the quarter ended December 31, 2016, do not include executive severance costs;

•	do not include management fee;

•	do not include certain income tax payments that represent a reduction in cash available to us; and

•	do not reflect changes in, or cash requirements for, our working capital needs.

In addition, Adjusted EBITDA is not adjusted for the portion of earnings that we distribute to our joint venture partners.

You should not consider Adjusted EBITDA and Adjusted EBITDA-NCI as alternatives to income from operations or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as alternatives to cash provided by operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity. This presentation of Adjusted EBITDA and Adjusted EBITDA-NCI may not be directly comparable to similarly titled measures of other companies, since not all companies use identical calculations.
We use Adjusted net income attributable to American Renal Associates Holdings, Inc. because it is a useful measure to evaluate our performance by excluding the impact of certain items that we believe are not related to our normal business operations and/or are a result of changes in our liabilities from period to period. See the notes to the tables below for further explanation of the exclusion of certain items. By excluding these items, we believe Adjusted net income allows us and investors to evaluate our net income on a more consistent basis. “Adjusted net income attributable to American Renal Associates Holdings, Inc.” is defined as Net income (loss) attributable to American Renal Associates Holdings, Inc. plus or minus, as applicable, income tax receivable agreement income/expense, accounting changes in fair value of non-controlling interest puts, certain legal matter costs, and share-based compensation due to option modifications and other transactions at the time of the Company’s initial public offering, net of taxes. We use Adjusted weighted average number of diluted shares to calculate Adjusted net income attributable to American Renal Associates Holdings, Inc. per share. Adjusted weighted average number of diluted shares outstanding is calculated using the treasury method as if certain unvested in-the-money options subject to a contingency are treated as being vested to provide investors with a calculation of the fully-diluted number of shares assuming certain pre-IPO options vest.
We use Adjusted cash provided (used) by operating activities less distributions to NCI because it is a useful measure to evaluate the cash flow that is available to the Company for investment in property, plant and equipment, debt service, growth and other general corporate purposes. “Adjusted cash provided (used) by operating activities less distributions to noncontrolling interests” is defined as cash provided by operating activities plus transaction-related expenses less distributions to noncontrolling interests.
We use Adjusted owned net debt because it is a useful metric to evaluate the Company’s share of interests in the cash on our consolidated balance sheet and the debt of the Company. “Adjusted owned net debt” is defined as Debt (other than clinic-level debt) plus Clinic-level debt guaranteed by our wholly owned subsidiaries of American Renal Associates Holdings, Inc. less Cash (other than clinic-level cash) less the Company’s pro rata interest in Clinic-level cash.  “Owned Net Leverage” is defined as the ratio of Owned Net Debt to our trailing twelve months Adjusted EBITDA less NCI.

The following table presents the reconciliation from net income to Adjusted EBITDA and Adjusted EBITDA-NCI for the periods indicated:

	(Unaudited)
Reconciliation of Net income to Adjusted EBITDA	Three Months Ended March 31,		LTM (1) as of March 31, 2017
	2017	2016
Net income	$12,902	$22,557	$78,550
Interest expense, net	7,609	12,258	31,284
Income tax (benefit) expense	(3,524)	2,661	(6,938)
Depreciation and amortization	9,074	7,677	35,259
Transaction-related costs	—	24	2,215
Loss on early extinguishment of debt	—	—	4,708
Income tax receivable agreement income	(4,517)	—	(5,803)
Certain legal matters (2)	3,936	—	10,715
Executive severance costs (3)	—	—	1,650
Stock-based compensation	10,088	386	50,000
Management fee	—	457	80
Adjusted EBITDA (including noncontrolling interests)	$35,568	$46,020	$201,720
Less: Net income attributable to noncontrolling interests	(14,153)	(18,801)	(83,942)
Adjusted EBITDA-NCI	$21,415	$27,219	$117,778
__________________________________

(1)	Last twelve months (“LTM”) is the period beginning April 1, 2016 through March 31, 2017.

(2)
Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-Q for the period ended March 31, 2017. We have excluded these costs because they represent unusual fees and expenses that are not related to the usual operation of our business.

(3)	Represents executive severance costs primarily related to the departure of our chief operating officer.

The following table presents the reconciliation from Net loss attributable to American Renal Associates Holdings, Inc. to Adjusted net income attributable to American Renal Associates Holdings, Inc. for the periods indicated:

(dollars in thousands, except per share data)
Reconciliation of Net Loss Attributable to American Renal Associates Holdings, Inc. to Adjusted Net Income Attributable to American Renal Associates Holdings, Inc.:
(Unaudited)
Three Months Ended March 31, 2017

Net loss attributable to American Renal Associates Holdings, Inc.	$(1,251)
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests (1)	(11,083)
Net loss attributable to American Renal Associates Holdings, Inc. for basic earnings per share calculation	$(12,334)

Adjustments:
Share-based compensation due to option modification and IPO transactions (2)	9,105
Certain legal matters (3)	3,936
Total pre-tax adjustments	$13,041
Tax effect	5,408
Income tax receivable agreement income	(4,517)
Change in the difference between the estimated fair values of contractual noncontrolling interest put provisions and estimated fair values for accounting purposes of the related noncontrolling interests (1)	(11,083)
Total adjustments, net	$14,199
Adjusted net income attributable to American Renal Associates Holdings, Inc.	$1,865

Basic shares outstanding	30,907,482
Adjusted effect of dilutive stock options (4)	2,957,928
Adjusted weighted average number of diluted shares used to compute adjusted net income attributable to American Renal Associates Holdings, Inc. per share (4)	33,865,410
Adjusted net income attributable to American Renal Associates Holdings, Inc. per share	$0.06
_______________________________

(1)	Changes in fair values of contractual noncontrolling interest put provisions are related to certain put rights that may be accelerated as a result of the IPO.

(2)
Share-based compensation due to option modification and other transactions at the time of the IPO which will be expensed within 12 months after the IPO have been excluded since they arose based on transactions that are not expected to occur in the future.

(3)
Certain legal matters costs include professional fees and other expenses associated with the Company’s handling of, and response to, the UnitedHealth litigation, the SEC inquiry, the CMS request for information, the securities litigation, and the Company’s internal review and analysis of factual and legal issues relating to the aforementioned matters as described in our Form 10-Q for the period ended March 31, 2017. We have excluded these costs because they represent unusual fees and expenses that are not related to the usual operation of our business.

(4)
Adjusted weighted average number of diluted shares outstanding calculated using the treasury method as if 2.5 million shares related to unvested in-the-money options subject to a contingency are vested.

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Cash Flow
(dollars in thousands)

	Three Months Ended March 31,
	2017	2016
Cash provided by operating activities	$16,522	$36,576
Plus:
Transaction-related costs (1)	—	24
Adjusted cash provided by operating activities	$16,522	$36,600
Distributions to noncontrolling interests	(19,044)	(21,440)
Adjusted cash (used) provided by operating activities less distributions to NCI	$(2,522)	$15,160
Capital expenditure breakdown:
Routine and maintenance capital expenditures	$1,918	$2,858
Development capital expenditures	4,488	13,538
Total capital expenditures	$6,406	$16,396

American Renal Associates Holdings, Inc. and Subsidiaries
Unaudited Supplemental Leverage Statistics
(dollars in thousands)

	As of March 31, 2017
	Total ARA	ARA "Owned"
Cash (other than clinic-level cash)	$19,644	$19,644
Clinic-level cash	64,359	33,422
Total cash	$84,003	$53,066
Debt (other than clinic-level debt)	$435,561	$435,561
Clinic-level debt	134,292	68,847
Unamortized debt discounts and fees	(3,930)	(3,930)
Total debt	$565,923	$500,478
Adjusted owned net debt (total debt - total cash)		$447,412
Adjusted EBITDA less NCI, LTM		$117,778
Leverage ratio (2)		3.8x
_________________________

(1)	Transaction-related costs due to the IPO and debt refinancing, including accounting, valuation, legal and other consulting and professional fees.

(2)	Leverage ratio calculated as follows: Adjusted owned net debt divided by Adjusted EBITDA less NCI, last twelve months.

American Renal Associates Holdings, Inc. Contact:
Darren Lehrich, SVP Strategy & Investor Relations
Telephone: (978)-922-3080 x134; Email: dlehrich@americanrenal.com